Exhibit 10.1

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) TREATED AS PRIVATE AND CONFIDENTIAL BY THE REGISTRANT.

MULTI-YEAR SALES AGREEMENT

This Multi-Year Sales Agreement (as amended from time to time, the “Agreement”) is made as of the Effective Date (as defined below) by and between:

ROQUETTE FRÈRES, a corporation organized under the laws of France having its registered office at 1 rue de la Haute Loge, Lestrem (62136), FRANCE, acting both in its own name, and in the name and on behalf of its Affiliated Companies which have duly empowered Roquette Frères for the purpose hereof (hereinafter referred to as “Seller”).
and
BEYOND MEAT, INC. a corporation organized under the laws of the State of Delaware in the United States of America, having its principal place of business at 888 N. Douglas St., Suite 100, El Segundo, California, USA 90245, acting both in its own name, and in the name and on behalf of its Affiliated Company Beyond Meat EU B.V. which have duly empowered Beyond Meat, Inc. for the purpose hereof (hereinafter referred to as “Buyer”).
For the purpose of the Agreement (i) Beyond Meat, Inc. shall be jointly and severally liable towards Seller for any Affiliated Company who purchases Products under this Agreement and (ii) Seller shall be jointly and severally liable towards Buyer for any Affiliated Company who supplies Products under this Agreement.

RECITALS:
Whereas, Buyer is engaged in the business of selling plant-based meat products and has determined that it requires the supply of Product (as defined below).
Whereas, Seller is involved in processing plant-based raw materials and offering a wide range of product and solutions in the fields of human nutrition, including, without limitation, the Product.
Whereas, Buyer wishes to purchase from Seller, and Seller wishes to supply to Buyer, the Product, in each case, subject to the terms and conditions of this Agreement.
Now, therefore, in consideration of the mutual promises and covenants hereinafter set forth, and intending to be legally bound thereby, Seller and Buyer agree as follows:

1.DEFINITIONS AND INTERPRETATION
1.1In this Agreement:
“Affiliated Company”    means any Person that is indirectly or directly controlled by the same Person that controls a Party, or a Person under the direct or indirect control of a Party, or directly or indirectly controlling a Party, at any time during the Term; provided that for the purposes of this definition, Person shall exclude individuals;

"Agreement"    shall have the meaning ascribed to it in the Preamble of this Agreement;

“Annual Base Quantities”    shall have the meaning ascribed to it in section 2.1 of this
Agreement;
“Apparent Defect”    means any defect that is apparent to a reasonable person on a visual inspection of Product that have been Delivered, including, without limitation, visible transport damage, visible damage to the packaging, incorrect or defective packaging, incorrect delivery documentation or customs declaration errors;
“Applicable Laws”    shall have the meaning ascribed to it in section 2.13 of this Agreement;
“Business Day”    means a day (excluding Saturdays and Sundays) on which banking institutions are generally open for business in Los Angeles, California and Paris, France;
“Buyer”    shall have the meaning ascribed to it in the Preamble of this Agreement;
“Buyer Indemnitees”    shall have the meaning ascribed to it in section 7.3 of this
Agreement;
“Buyer Marks”    shall have the meaning ascribed to it in section 7.7 of this Agreement;
“control, controlled, controlling”    means the possession, direct or indirect, of the power to
direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise;
"Confidential Information"    means all information provided by one Party or otherwise
made known to the other Party in connection with this Agreement, whether orally, visually, or in writing, that relates to the business, affairs, price, payment conditions, Product, transformation or manufacturing process, developments, trade secrets, know how, personnel, customers, prospects and suppliers of either Party whether designated as “confidential information” or not by a Party, and that would be considered confidential by a reasonable person given the nature of the information or the circumstances of its disclosure, together with all information derived from the foregoing. “Confidential Information” shall include the existence and terms of this Agreement and shall exclude any information (i) independently developed by the receiving Party without using the Confidential Information of the disclosing Party, (ii) that is or becomes publicly available through no fault of the receiving Party, or (iii) rightfully in the possession of the receiving Party without a duty of confidentiality prior to the receipt of such information all as reflected in the written records of the other Party;

“Credit”     shall have the meaning ascribed to it in section 3.8 of this Agreement.
“Date of Production”    means with respect to any Product the date on which Seller has completed its production of such Product and applied Lot details to the fully packaged Product in question;
“DAP”    has the meaning ascribed to that term in INCOTERMS;

“DDP”    has the meaning ascribed to that term in INCOTERMS;
“Defective Product”    shall have the meaning ascribed to it in section 5.3 of this Agreement;
"Delivery"    means, in relation to any Order, when Seller makes the Products available to Buyer pursuant to the applicable Incoterms to location specified in Exhibit A herein, or any other INCOTERM as mutually agreed by the Parties with respect to an Order;
“Delivery Date”    means the date when the Product is scheduled for Delivery as identified in the Order by Buyer and as confirmed by Seller;
"Effective Date"    shall have the meaning ascribed to it in section 11.1 of this Agreement;
“INCOTERMS”    means Incoterms 2020 published by the International Chamber of Commerce to take effect on January 1, 2020 and as in effect on the Effective Date;
"Intellectual Property Right"    means any patent, application for patent, registered design, copyright, design right, topography right, trade mark, work of authorship, business name, application to register any of the aforementioned rights, any trade secret, unpatented know-how and right of confidence, discoveries, inventions, and any other intellectual property right of any nature whatsoever recognized in any jurisdiction of the world and owned, controlled by, or licensed to a Person;

“Insolvency Event”     means when a Party: (i) commences any case, proceeding, or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order of relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts; or (b) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or a Party, shall make an assignment for the benefit of creditors; (ii) there shall be commenced against a Party any case, proceeding or other action of a nature referred to clause (i) above that: (a) results in the entry of an order for relief or any such adjudication or appointment; (b) remains undismissed, undischarged, or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against a Party any case, proceeding, or other action seeking issuance of a warrant or attachment, execution, distraint, or similar process against all or any substantial part of its assets that results in the entry of any order for any relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) a Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) a Party shall become unable to pay its debts as they become due; A Buyer Insolvency Event shall mean an Insolvency Event with respect to Buyer and a Seller Insolvency Event shall mean an Insolvency Event with respect to Seller;

“Letter of Credit”     means a $1,000,000 irrevocable standby letter of credit, procured by Buyer, naming Seller as the sole Beneficiary, in form and substance, and from a financial institution, satisfactory to Seller in its sole and exclusive discretion;

“Liquidated Damages”     shall have the meaning ascribed to it in section 2.2 of this Agreement.

“Mlb”    means 1,000,000 pounds;

“Notice”    shall have the meaning ascribed to it in section 15 of this Agreement;
“Order”    means an order placed by Buyer for the supply of Product within the Territory pursuant to the terms and conditions of this Agreement stating Buyer’s order number, the Product ordered and the price(s) thereof, and the requested Delivery Date(s), Delivery address(es), and applicable INCOTERMS as mutually agreed by the Parties, if other than DDP;
“Party”    means Seller or Buyer;
“Parties”    means collectively Seller and Buyer;
“Person”    means an individual, firm, corporation, limited liability company, division, operation, partnership, joint venture, trust, unincorporated association, government or any agency or political subdivision thereof, or any other entity;
“Personal Data”    shall have the meaning ascribed to it in section 8.2 of this Agreement;

“Product”    means the Product described in Exhibit A or any subsequent upgraded or equivalent version of the Product as mutually agreed by the Parties;
“Seller”    shall have the meaning ascribed to it in the Preamble of this Agreement;
“Seller Background IP”    shall have the meaning ascribed to it in section 7.1 of this
Agreement;
“Seller’s Lead Times”    means the time needed by Seller to Deliver the Product DDP or DAP as applicable, as from the confirmation of Buyer’s Order pursuant to section 2.8:
-from [***]to Buyer [***]location full truck load: [***];
-from [***]to Buyer [***]location full truck load: [***].
-from [***]Seller’s warehouse to Buyer’s location in [***]/ full truck load: [***].
“Seller Marks”    shall have the meaning ascribed to it in section 7.7 of this Agreement;
“Shelf Life”    means the shelf life of the Product as stated in the Specifications;
“Specifications”    means the Product specifications as detailed in Exhibit A- 1;
“Term”    shall have the meaning ascribed to it in section 11.1 of this Agreement;
“Territory”    means the [***]. For clarity sake, some provisions hereafter specifically refer to one or the other territory then expressly referred individually as [***];
“Third Party”    shall mean any Person other than Seller or Buyer; and
“Warranty Period”    shall have the meaning ascribed to it in section 5.1 of this Agreement.

1.2Terms. Unless otherwise agreed in writing between the Parties, all Orders will be entered into on the basis of the terms and conditions of this Agreement to the exclusion of any other terms and conditions set out or referred to in any document or other communication used by either Party in concluding an Order.
1.3Headings. Section headings are for ease of reference and do not form part of nor shall they affect the interpretation of this Agreement.
1.4Preamble; Recitals; Exhibits. The Preamble, Recitals and any Exhibits included in or referred to in this Agreement are incorporated herein by this reference and form an integral part of this Agreement.
1.5Interpretation. Where the context so admits or requires words denoting the singular include the plural and vice versa and words denoting any gender include all genders.
1.6Successors. References to each Party include its permitted assigns and successors by operation of law.

1.7Precedence. In the event of any inconsistency, not expressly provided as an exception, between the provisions of any Exhibit hereto and the provisions of the main body of this Agreement, the latter shall prevail to the extent of the inconsistency, except expressly stated as an exception of the conditions of this Agreement. In the event of any inconsistency between the provisions of any Order and the provisions of this Agreement and its Exhibit, the latter shall prevail to the extent of the inconsistency, except if expressly stated as an exception of the conditions of this Agreement.
2.QUANTITY, ORDERS AND DELIVERY
    QUANTITIES
2.1The minimum quantities of Product that Buyer shall Order from Seller and that Seller shall sell and Deliver to Buyer in each calendar year during the Term (hereinafter the “Annual Base Quantities”) shall be [***] lbs spread over the year [***]; the total annual volume allocated between [***] and [***] is: [***] lbs and [***] lbs respectively. Buyer may request to reallocate up to [***] of the Annual Base Quantity between [***] and [***] upon notice to Seller, subject to mutual agreement on any additional fees, costs, expenses (such as freight charges) which Buyer shall be responsible for. Seller may not unreasonably withhold, condition, or delay approval of any such request. Any other reallocation shall be subject to mutual written agreement of the Parties. Notwithstanding anything to the contrary herein, Buyer shall have the right to roll over up to [***] of the Annual Base Quantities (“Roll Over”) in a given calendar year to the following calendar year in which case the Annual Base Quantity for the following calendar year shall be [***] of the Annual Base Quantity for such calendar year (2027) as set forth herein. Subject to availability of Product and unless otherwise mutually agreed, Seller acknowledges and agrees that any volume of Product Ordered by Buyer during the Term above the minimum quantities set forth above shall be sold and Delivered at the same price as set forth in Exhibit A as may be amended from time to time.
2.2If, in either year of the Initial Term, and after accounting for any permitted Roll Over quantities, Buyer does not purchase the applicable Annual Base Quantities, Buyer shall pay Seller liquidated damages equal to [***] of the amount Buyer would have paid for the unpurchased volumes for that year (“Liquidated Damages”). The Parties agree that the Liquidated Damages represent the true and reasonable estimate of the loss that will be suffered by Seller in the event that Buyer does not purchase the Annual Base Quantities, and such Liquidated Damages shall be due without setoff within thirty (30) calendar days of Buyer’s receipt of Seller’s valid invoice therefor. The Parties agree that quantifying damages arising from Buyer’s failure to order all Annual Base Quantities is inherently difficult because Seller will reserve a significant part of its production of the Product for Buyer and that Seller will incur significant damages as a consequence of Buyer’s failure to purchase the Annual Base Quantities, including, but not limited to, additional selling costs and disruptions in Seller’s operations. Buyer acknowledges and agrees that the Liquidated Damages are not a penalty but considered as reasonable, based on the Parties’ experience in the industry and the nature of the damages and costs incurred by Seller as a result of Buyer’s failure to purchase the Annual Base Quantities under this Section 2.
2.3If Seller refuses to supply, or is otherwise unable to supply, the Annual Base Quantities (or of an appropriate substitute equivalent in all material respects as determined by Buyer in its reasonable discretion) in a timely manner in accordance with the Delivery Dates, Seller shall pay to Buyer promptly, the difference between the price that Buyer would have paid to Seller for the Annual Base Quantities had Seller Delivered the Annual Base Quantities and the price that Buyer actually paid to a Third Party for replacement products to cover Seller’s failure to Deliver (“Cost of Cover”), plus [***] of that differential as liquidated damages (together with the Cost of Cover, the “Total Cover”) provided however, that the amounts paid by Buyer for replacement products shall be commercially reasonable as determined by Buyer in its reasonable discretion in light of market conditions as of the date of purchase. In addition, the quantities of replacement products (in lbs.) shall be credited against the Annual Base Quantities as if Buyer had purchased, and Seller had supplied, such products as Product. The Parties agree that such Total Cover represents the true and reasonable estimate of the loss suffered by Buyer and such amount shall be due without set-off within thirty (30) calendar days of Seller’s receipt of Buyer’s valid invoice therefor. The Parties agree that quantifying damages arising from Seller’s failure to supply the Annual Base Quantities is inherently difficult because Buyer will allocate a significant part of its requirements for Product to Seller and that Buyer will incur significant damages as a consequence of Seller’s failure to supply the Annual Base Quantities, including but not limited to additional buying costs and disruptions in Buyer’s operations. As such, at the Effective Date, the Total Cover is not a penalty but considered as reasonable, based on the Parties’ experience in the industry and the nature of the damages and costs incurred by Seller’s failure under this Section 2.
2.4Notwithstanding any other provision of this Agreement, the Parties agree that their sole and exclusive remedies for failure to purchase or failure to sell Annual Base Quantities are set forth in this Section 2, and the Parties shall have no cause of action in contract, tort or otherwise for additional relief in connection with any failure to purchase or supply product, other than in the case of willful misconduct or fraud by the breaching Party.
FORECASTS AND ORDERS
2.5In order to efficiently schedule production to meet Buyer’s expected demand and without regard to the requirement to purchase Annual Base Quantities, by no later than [***] of the preceding year during the Term, Buyer undertakes to provide Seller with an annual non-binding monthly forecast for the immediately following year taking into account any seasonality effect that would reasonably be expected to impact Buyer’s business, the regularity of Buyer’s production pace and the regularity of its Orders over a calendar year.
2.6In addition to the annual non-binding forecast, Buyer shall provide Seller with a [***] binding rolling forecast at least thirty (30) days before the starting date of the [***] rolling forecast, detailing Product, quantities, packaging and delivery points. Seller shall confirm in writing Buyer’s [***] binding rolling forecast within [***] Business Days from the date of receipt by Seller. In the event that Seller does not provide written acceptance of Buyer’s [***] rolling forecast within such [***] Business Day period, the relevant forecast shall be deemed to be accepted by Seller. Without limiting any other rights or remedies of Buyer, if Seller declines to accept Buyer’s [***] binding forecast, Buyer shall be entitled to the Total Cover as set forth in Section 2.3 upon notice to Seller.
2.7In case Buyer fails to provide Seller with its [***]binding rolling forecast, Buyer shall purchase the quantities set forth in the annual non-binding forecast, that then become binding on Buyer on a rolling [***]basis, until such time as Buyer provides such binding rolling forecast and provided Seller confirms its acceptance of it.
2.8Provided that (i) an Order is made in accordance with the forecast as set forth in sections 2.5 and 2.6 above and (ii) the requested Delivery date complies with Seller’s Lead Times, Seller shall confirm each Order by issuing a written order confirmation within [***] Business Days from the date the Order is received by Seller. In the event that Buyer does not receive such written order confirmation within such [***] Business Day period and the relevant Order is made in accordance with the forecast as set forth in sections 2.5 and 2.6 above, the Order shall be deemed accepted by Seller. Seller may not cancel or revoke an accepted Order without the approval of Buyer, which shall not be unreasonably withheld. In the event Seller rejects any validly placed Order, the quantity of Product set forth in any rejected Order shall be credited against the Annual Base Quantities and Buyer shall be entitled to the Total Cover for such Order. Buyer may place multiple Orders during the relevant period to meet the applicable [***] binding forecast.

2.9The estimated schedule of the shipment for each Order will be set forth in the Order. Seller will ship the Product from its distribution center in accordance with such schedule provided that Seller has confirmed it as part of the Order terms.
2.10Buyer shall inform Seller of any requested change as to an Order no less than [***] days before an Order is shipped by Seller.
2.11The Product shall be packed for shipment in accordance with Seller’s packaging data sheet or any other specification signed by Seller in a manner sufficient to ensure the integrity of the Product.
2.12Upon Delivery, Buyer shall notify Seller of any Apparent Defects within [***] Business Days from the date of Delivery to Buyer, otherwise the Product shall be considered as accepted by Buyer notwithstanding any such Apparent Defects. Such notification shall be accompanied by a photograph of the Apparent Defect.
2.13Seller shall promptly provide written notice to Buyer of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure by Seller to perform any of its obligations under this Agreement; (b) any delay in delivery of Product; (c) any defects or quality problems relating to Product; (d) any change of control of Seller (whether by merger, sale of voting securities or assets, consolidation, reorganization or otherwise) and (e) any failure by Seller, or its subcontractors or common carriers, to comply with all applicable laws, rules, guidelines, and regulations (including, without limitation, the Federal Food, Drug, and Cosmetic Act, the Fair Labor Standards Act, and all other laws, rules, guidelines, and regulations regarding food safety, composition, labelling, registration, and manufacturing, including good manufacturing practices prevailing in the industry) (collectively, “Applicable Laws”).
2.14Seller shall maintain Product inventory at a level sufficient to meet [***] and [***] of the then-current [***] binding forecast.

3.PRICES AND PAYMENTS
3.1 The prices payable for Products are set out in Exhibit A. Unless otherwise agreed, Seller agrees that the prices set out in Exhibit A shall remain fixed for the 2026 calendar year. The price for the Products for Year 2027 shall be determined by the price change process set forth in Exhibit A. At the end of the Initial Term and should the Parties desire to renew or extend the Term the Parties will initiate negotiations on pricing and volume for each subsequent Renewal Term by [***] of the prior year and should be in agreement by [***] of such prior year. In the event that the Parties do not agree on prices and volumes for a Renewal Term prior to the end of the Initial Term or then-current Renewal Term (as applicable), [***]. Any Product sales between the Parties following any expiration or termination of this Agreement shall be subject to the terms and conditions of this Agreement except pricing and volume, unless otherwise mutually agreed in writing.
3.2 Unless otherwise agreed between the Parties, all shipments shall have net [***] days payment terms from the date Buyer receives Seller's invoice.
3.3All amounts due under this Agreement or an Order shall be paid in immediately available
3.4[***] for [***] Orders and in [***] for [***] Orders, by direct bank transfer to the receiving Party’s bank account designated in writing to the paying Party, or such other means as may be agreed between the Parties in writing from time to time. With regard to the price for the Product, Buyer shall bear all bank charges associated with any such payment.
3.5All taxes or similar obligations levied on Seller shall be borne solely by Seller and Buyer shall have no responsibility or liability therefor provided however that the mutually agreed

INCOTERM, being DDP or DAP at the Effective Date remains the same. Any change that would be mutually agreed by the Parties with regard to the INCOTERM may affect the Parties’ obligations as to taxes and in that case, Buyer and Seller shall then confer and discuss possible consequences of such change.
3.6If any payment due hereunder is overdue by more than three (3) Business Days, then at the written request of the Party that is owed the payment, the Party making such payment shall be liable to pay interest on the overdue amount at the rate of [***] per annum from the date that the payment was originally due and owing.
3.7Buyer agrees to procure the Letter of Credit in order to secure its obligation to pay sums due Seller, including for Liquidated Damages in the event that Buyer fails to purchase the Annual Base Quantities in any particular year. The Letter of Credit shall be in place for the entire Initial Term and shall permit Seller to make draws thereupon (a) in the event Buyer fails to make a payment properly due to Seller that remains unpaid for [***] business days after the due date, including without limitation in connection with Liquidated Damages due to Seller hereunder, or (b) upon a Buyer Insolvency Event to the extent of any outstanding sums due Seller on the date of the Insolvency Event, or that would be due to Seller absent the Insolvency Event, including Liquidated Damages. Buyer expressly acknowledges and agrees that after the occurrence of any Buyer Insolvency Event, Seller shall be immediately entitled to draw upon the entire available amount of the Letter of Credit without regard for any automatic stay or other injunction that may be imposed on creditors of Buyer that may be imposed as a result of the occurrence of any Buyer Insolvency Event, up to the amount of any sums properly due to Seller; provided that Buyer shall not be liable for any failure or delay by the issuing bank to pay any such amounts to Seller to the extent not caused by Buyer’s action or inaction. Upon draw down, Buyer shall issue a new Letter of Credit in the full original amount. Supplier shall have no further obligation to fulfill any Orders until the Letter of Credit has been reissued in the full amount.
3.8Seller shall provide Buyer a credit (in the form of a credit memo) each month for [***] after the Effective Date in the amount of [***] (the “Credit”), against invoices issued for Product sourced from and delivered to locations in [***]and applied only to sums due for Products sourced from and delivered to location in [***]. Credits shall not be applied prospectively. Buyer acknowledges and agrees that it shall not be entitled to receive the Credit in the event that: (i) Seller terminates this Agreement in accordance with Section 11.3 of this Agreement; (ii) there remains unpaid sums properly due to Seller, in which case the Credit will be applied to outstanding sums due; or (iii) Buyer fails to purchase a minimum of [***] kgs for delivery in [***] in the particular month in which the Credit is claimed.

4.TITLE – TRANSFER OF RISK
4.1Title to the Product will pass to Buyer at Delivery.
4.2Risk of loss will pass to Buyer in accordance with the mutually agreed INCOTERM, irrespective of whether title to the Product remains vested in Seller.

5.WARRANTY
5.1During the Shelf Life of the Product or until [***] after the Delivery Date of the Product whichever is longer (the “Warranty Period”), the Product, as originally packaged by Seller, shall meet the Specifications, the Requirements for Raw Material Suppliers to Beyond Meat (attached to this Agreement as Exhibit B), and shall be compliant with all Applicable Laws. Further, Seller agrees that the Product: (a) are prepared in accordance with all Applicable Laws; (b) are merchantable and free from defects, latent or otherwise; (c) are new and conveyed by Seller to Buyer with good title, free and clear of all liens and encumbrances of any kind; and (e) do not infringe, misappropriate, or otherwise violate the intellectual property or other proprietary rights of any Person. Seller further agrees that it will perform its obligations hereunder in compliance with all Applicable Laws.
5.2EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE PRODUCT, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR THE RESULTS TO BE DERIVED FROM THE USE OF THE PRODUCT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER ASSUMES ALL RISKS AND LIABILITY FOR (i) RESULTS OBTAINED BY THE USE OF THE PRODUCT PURCHASED HEREUNDER, WHETHER USED AS DELIVERED OR IN COMBINATION WITH OTHER PRODUCT, (ii) DETERMINING FITNESS FOR USE IN, OR IN CONJUNCTION WITH, OTHER PRODUCT, (iii) OBTAINING GOVERNMENTAL HEALTH, SAFETY, ENVIRONMENTAL OR OTHER APPROVALS FOR UTILIZATION, AND (iv) FOR ANY LOSS OR DAMAGE RESULTING FROM THE HANDLING, USE OR MISUSE BY BUYER OF PRODUCT PURCHASED HEREUNDER.
5.3In case of non-conformity to the warranties stated in section 5.1 discovered during the Warranty Period (“Defective Product”), Seller shall replace promptly and free of charge any Defective Product and subject to any and all limitation and exclusion under section 10.1 herein, reimburse all costs and expenses incurred by Buyer that are otherwise recoverable under this Agreement due to the Defective Product provided that:
(a)Buyer has performed the appropriate inspection upon delivery of the Product so that any Apparent Defect has been identified and Seller has been notified of such Apparent Defect in accordance with section 2.12 above;
(b)Seller is permitted to make a full examination of the alleged non-conformity(ies), to Seller’s reasonable satisfaction; provided that such examination shall be coordinated with Buyer and shall not unreasonably interfere with Buyer's operations. If Seller, acting reasonably and in good faith, disagrees with the alleged non-conformities, the Parties shall attempt in good faith to designate an independent testing laboratory to determine whether the alleged non-conformities exist, the findings of which shall be final, binding and non- appealable and not subject to dispute resolution. The costs and expenses of such laboratory testing shall be borne by the Party whose position is determined to have been in error or if the laboratory cannot determine the source of the error, then the Parties shall share equally the costs and expenses of the laboratory equally. If a suitable independent testing laboratory cannot be designated by mutual agreement of the Parties, the dispute shall be resolved in accordance with section 17 below.
(c)The non-conformity did not result from Buyer's non-compliance with this Agreement or the Order and did not result from mishandling or negligence on the part of Buyer or a Third Party acting on the instructions of Buyer.
If Seller determines that a Defective Product pursuant to this section 5 cannot be replaced within [***] Business Days, Seller may direct Buyer to return the Defective Product to Seller or destroy it, in each case at Seller’s sole cost and expense, and Seller will promptly reimburse Buyer for the price actually paid by Buyer to Seller for such Defective Product; provided that the Defective Product shall be credited against the Annual Base Quantities. If Seller directs Buyer to destroy the Defective Product, Buyer shall send the certificate of destruction by an external laboratory as evidence of the destruction of the entire quantity of Defective Product.
5.4Notwithstanding anything to the contrary in this Agreement, if Buyer, any of Buyer’s customers, or any governmental authority reasonably determines that any Product sold to Buyer is a Defective Product and as a consequence of this a recall of Buyer’s product is necessary, Buyer may implement such recall campaign and return any Product that has been evidenced as a Defective

Product and that it still has in its warehouses to Seller or destroy such Product, as determined by Seller at Seller’s sole cost, expense and risk. If a recall campaign is implemented with respect to a Defective Product, at Buyer’s option, Seller shall promptly replace any Defective Product and provide such replacement Product to Buyer or Buyer’s designee. Seller will be liable for Buyer’s costs and expenses associated with any such recall campaign subject to the limitation of liability in section 10 below.

6.CONFIDENTIALITY
6.1Each party will keep all Confidential Information of the other Party confidential, secure and protected against theft, damage, loss or unauthorized access, and will not at any time without the prior written consent of the other Party use or disclose any of the other Party's Confidential Information other than for the sole purpose of the performance of its obligations and the exercise of its rights under this Agreement. Each Party will ensure that its respective employees, agents and contractors to whom Confidential Information of the other Party is disclosed are made aware of its confidentiality obligations and agree to be bound by them or by an obligation of confidentiality no less restrictive.
6.2Subject to section 6.4, neither Party may, without the other Party's prior written consent, disclose any information or issue any press release or public announcement regarding the existence, subject matter or terms of this Agreement.
6.3Obligations under this section 6 shall survive the expiration or termination of this Agreement for a period of five (5) years from the date of expiration or termination of this Agreement for any reason whatsoever. Notwithstanding the foregoing, obligations of confidentiality and non-use with respect to any Confidential Information identified as trade secret by either Party, either orally or in writing, shall remain in place for so long as the applicable Confidential Information retains its status as a trade secret under Applicable Laws.
6.4In the event that a Party is requested or required by Applicable Laws to disclose any of the Confidential Information, to the extent permitted by Applicable Laws, such Party will, and will direct its representatives to (i) provide the disclosing Party with prompt prior written notice of such requirement so that the disclosing Party may, at its sole expense, seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement, (ii) take reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public, and (iii) reasonably cooperate with the disclosing Party, at its sole expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, or that the disclosing Party waives compliance with the provisions hereof, receiving Party or its representatives may furnish only that portion of the Confidential Information which the receiving Party or its representatives is advised by counsel is required by Applicable Laws and agrees to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. Notwithstanding any other provision of this Agreement, no prior notice or other action shall be required in respect of any disclosure made to any banking, financial, accounting, securities or similar supervisory authority exercising its routine supervisory or audit functions, provided that such disclosure is made in the ordinary course and is not specific to the disclosing Party or this Agreement.
6.5Each Party agrees that legal remedies may be inadequate to protect its interests in the event of any breach or threatened breach of any provision of section 6 of this Agreement, and that the non-breaching Party will be entitled to seek equitable relief, including injunctive relief (without requirement of any bond or security), damages and specific performance, in addition to all other remedies available at law or in equity.

7.INTELLECTUAL PROPERTY RIGHTS

7.1As of the Effective Date, all of Seller’s Intellectual Property Rights in and in relation to the Product and the process by which it is manufactured (“Seller Background IP”) shall be and remain the sole and exclusive property of Seller or its licensors. Buyer shall not acquire any Intellectual Property Rights in the Seller Background IP by virtue of this Agreement and/or any Order entered into hereunder; provided that, for purposes of clarity, Seller Background IP does not include, and Seller shall have no rights in or to, any Intellectual Property Rights Buyer may have or acquire in products in which the Product are incorporated, or any improvements, enhancements, or other modifications that Buyer or its designee may make to the Product or products in which the Product is incorporated, which shall be and remain the sole and exclusive property of Buyer and its licensors.
7.2As of the Effective Date, all of Buyer’s Intellectual Property Rights in and in relation to the Product and the process by which it is manufactured (“Buyer Background IP”) shall be and remain the sole and exclusive property of Buyer or its licensors. Seller shall not acquire any Intellectual Property Rights in the Buyer Background IP by virtue of this Agreement and/or any Order entered into hereunder; provided that, for purposes of clarity, Buyer Background IP does not include, and Buyer shall have no rights in or to, any Intellectual Property Rights Seller may have or acquire in products in which the Product are incorporated, or any improvements, enhancements, or other modifications that Seller or its designee may make to the Product or products in which the Product is incorporated, which shall be and remain the sole and exclusive property of Seller and its licensors.
7.3Subject to the provisions of this section 7 and section 10, and excluding any Buyer IP Claims for which any Seller Indemnitee is indemnified under section 7.4., Seller shall indemnify, defend, and hold Buyer and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Buyer Indemnitees”) harmless from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Section and the cost of pursuing any insurance providers, incurred by or awarded against any Buyer Indemnitee in connection with, or otherwise relating to, any claim, demand, suit, action, or proceeding brought against any Buyer Indemnitee claiming that Product, any Seller Background IP or the process by which it is manufactured infringes the Intellectual Property Rights of a Third Party (“Seller IP Claims”), but only if (i) Buyer notifies Seller promptly upon learning that the claim has been asserted (provided that a failure to provide such notice will not relieve Seller of its obligations hereunder except to the extent material prejudice results therefrom), (ii) Seller is afforded the right to exercise control over the defense of the claim and any negotiation for its settlement or compromise (provided that Seller may not enter into any settlement or otherwise dispose of any Seller IP Claim without Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed) and (iii) Buyer reasonably cooperates with Seller in the defense or settlement of the Seller IP Claim, at Seller’s sole cost and expense.

7.4Subject to the provisions of this section 7 and section 10, and excluding any Seller IP Claims for which any Buyer Indemnitee is indemnified under section 7.3, Buyer shall indemnify, defend, and hold Seller and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Seller Indemnitees”) harmless from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Section and the cost of pursuing any insurance providers, incurred by or awarded against any Seller Indemnitee in connection with, or otherwise relating to, any claim, demand, suit, action, or proceeding brought against any Seller Indemnitee claiming that any products manufactured or distributed by Buyer, any Buyer Background IP, or the process by which such Buyer products are manufactured infringes the Intellectual Property Rights of a Third Party (“Buyer IP Claims”), but only if (i) Seller notifies Buyer promptly upon learning that the claim has been asserted (provided that a failure to provide such notice will not relieve Buyer of its obligations hereunder except to the extent material prejudice results therefrom), (ii) Buyer is afforded the right to exercise control over the defense of the claim and any negotiation for its settlement or compromise (provided that Buyer may not enter into any settlement or otherwise dispose of any Buyer IP Claim without Seller’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed) and (iii) Seller reasonably cooperates with Buyer in the defense or settlement of the Buyer IP Claim, at Buyer’s sole cost and expense.
7.5Without limitation to section 7.3, in the event that the use of the Product pursuant to this Agreement, is enjoined, Seller promptly, at its sole cost and expense shall:
(a)procure for Buyer the right to continue to use the Product(s) without infringement;
(b)provide an appropriate, non-infringing substitute that is equivalent in all material respects while otherwise complying with this Agreement as determined in Buyer’s reasonable discretion; or
(c)in the event that none of the foregoing alternatives is available to Seller on commercially reasonable terms, then Seller may terminate the Order(s) in question in respect of the infringing Product(s), and Seller shall refund the amount actually paid by Buyer for the affected Product(s) in question to Buyer against return of the Product(s) and shall pay Buyer for any costs and expenses otherwise recoverable under this Agreement incurred by Buyer as a result of Seller’s failure to provide non-infringing Product. In such event, Buyer may purchase substantially equivalent but non-infringing products from Third Parties, and the amounts of such purchases shall be credited against the Annual Base Quantities. Buyer agrees that the liquidated damages available for Seller’s inability to supply non-infringing Product is the same as set forward in section 2.3 for the Seller’s inability or refusal to supply Annual Base Quantities of the Product for any reason, and such liquidated damages shall be Buyer’s sole and exclusive remedy for Seller’s termination of any Order pursuant to this section 7.5(c).
7.6Seller shall have no obligation or liability under section 7.3 or 7.5 or otherwise insofar as any infringement arises directly from: (i) any modifications made to the Product(s) in question other than by Seller; and/or (ii) the process by which the Product is used in a product manufactured or distributed by or on behalf of Buyer.
7.7Buyer recognizes that the trademarks, trade names, trade dress, and service marks of Seller constitute valuable intellectual property of Seller (the “Seller Marks”) and are owned solely and exclusively by Seller, and Buyer agrees not to claim any right, title, or interest in, or challenge Seller’s ownership of, the Seller marks. Seller recognizes that the trademarks, trade names, trade dress, and service marks of Buyer constitute valuable intellectual property of Buyer (the “Buyer Marks”) and are owned solely and exclusively by Buyer, and Seller agrees not to claim any right, title, or interest in, or challenge Buyer’s ownership of, the Buyer Marks.

8.ETHIC- PERSONAL DATA – ANTI-CORRUPTION
8.1Each party warrants that it has implemented and complies with ethics and compliance standards stated in its respective code of conduct, as provided and acceptable to the other Party.
8.2If the performance of this Agreement requires each Party to collect, receive, store, transmit, retransfer, dispose or otherwise use (collectively “process” or “processing”) any information relating to an identified or identifiable natural person (“Personal Data”), each Party undertakes to (i) process and cause to be processed the Personal Data solely for the legitimate purposes of performing its obligations under this Agreement and for no other purpose, and only in accordance with the local law governing such processing; (ii) to provide the subject of the Personal

Data with the same rights in relation to their Personal Data, including rights of access, correction or deletion available to such individual as they would have in the country in which he or she resides; and (iii) ensure that any persons it authorizes to have access to the Personal Data will comply with Applicable Laws regarding the Personal Data. Each party warrants that it has full legal authority to process the Personal Data as contemplated, it has in place appropriate technical and organizational measures to prevent unauthorized or unlawful processing or accidental loss or destruction of, or damage to, such Personal Data, and it has adequate security programs and procedures to ensure that unauthorized persons will not have access to the Personal Data. Each Party shall be responsible for, and remain liable to, the other Party for its actions and omissions and those of its respective Affiliated Companies, employees, representatives, clients, agents, and contractors or subcontractors concerning the treatment of Personal Data as if it were the Party’s own actions and omissions.
8.3Each Party represents on behalf of itself and its partners, employees, agents, representatives, officers, directors, and managers, that no payment or transfer will be allowed in the purpose or effect of corruption, public or commercial bribery, or any conduct that may be seen or construed as breaching any applicable anti-corruption rules nor will accept or allow any kind of extortion, bribery, money laundering, unfair competition or commercial practice or any tort act or improper to carry out business or obtaining any other benefit.
8.4Each Party represents on behalf of itself and its partners, employees, agents, employees, officers, directors, and managers, that none of its activities related to this Agreement constitute a breach of any applicable anti-corruption laws as of the effective date of this Agreement; and that it has not been formally notified that it is under investigation for beaching any applicable anti- corruption rules.

9.INSURANCE
9.1During the term of the Agreement, each Party shall carry and maintain in force, at its own cost and expense, insurance of the following types:
(a)commercial general liability insurance (including bodily injury, death and property damage) in an amount of not less than [***] (combined single limit on each occurrence and in the aggregate), including personal injury, and property damage and contractual liability coverage;
(b)employer's liability insurance with limits not less than $1,000,000 per occurrence covering all employees employed by the party; and
(c)automobile liability insurance for owned, non-owned, leased, hired, operated and/or licensed automobiles, trucks, tractors and all-terrain vehicles with limits of not less than $1,000,000 per occurrence and in the aggregate for accidental injury to one or more persons or damage to or destruction of property as a result of one accident or occurrence.
9.2Each Party shall, upon the other party’s request, furnish to the other party certificates of insurance or other appropriate documentation evidencing all coverage referenced herein.
9.3All insurance coverage described herein shall be written through insurance companies authorized to do business in the applicable state or country and, when relevant, rated no less than A- VII in the most current edition of A.M. Best's Key Rating Guide.

10.LIMITATION OF LIABILITY; INDEMNIFICATION
10.1Neither Party shall be liable to or otherwise responsible to the other Party (including any Affiliate or licensor of the other Party) under this Agreement for any consequential, indirect,

special, incidental, punitive, or exemplary losses, or for any direct losses beyond the limits set forth in this Agreement, whether foreseeable or unforeseeable, based on claims of the other Party or the other Party’s customers, in law and/or equity (including, but not limited to, claims for loss of data, goodwill, use of money or use of the Product, interruption in use or availability of data, stoppage of other work or impairment of other assets), arising out of breach or failure of express or implied warranty (if any), breach of contract, misrepresentation, and liability in tort regardless of the basis of liability, including negligence and strict liability. This section 10.1 will not apply (i) when, and only to the extent that, Applicable Law specifically prohibits the foregoing exclusion or (ii) in the case of a Party’s fraud or willful misconduct.

10.2In no event will the aggregate liability which any Party, its Affiliates, its licensors and related Persons may incur in any action or proceeding under any circumstances exceed [***] US Dollars [***] in any one calendar year, or for any one occurrence, even if that occurrence spans more than one calendar year. This Section 10.2 shall not apply, and there shall be no limitation of damages with respect, to any amounts properly due Seller under Section 2 of this Agreement, whether such amounts constitute a balance due for goods delivered or for Liquidated Damages. This section 10.2 will not apply (i) when, and only to the extent that, Applicable Law specifically prohibits the foregoing exclusion or (ii) in the case of a Party’s fraud or willful misconduct.

10.3Without limiting a Party’s indemnity obligations elsewhere in this Agreement and subject to sections 2.3, 10.1, and 10.2 above, each party shall indemnify, defend, and hold the other Party harmless from and against any and all liability, loss, damage, deficiency or expense, interest, awards, penalties, fines, costs, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Section and the cost of pursuing any insurance providers incurred by or awarded against the indemnified Party in connection with, or otherwise relating to, any third party claim, demand, judgment, settlement, cause of action and arising from, based upon, or otherwise relating to: (a) any breach of the indemnifying Party’s representations, warranties, or covenants set forth in this Agreement; (b) any fraudulent act or omission of the indemnifying Party in connection with this Agreement or any willful misconduct of the same; and (c) any bodily injury, death, or damage to real or personal property caused by the acts or omissions of indemnifying Party.

11.TERM AND TERMINATION
11.1This Agreement shall enter into force on the date of last signature below (the “Effective Date”) and, subject to earlier termination in accordance with the provisions contained herein, shall continue in force for an initial term ending on December 31, 2027 and unless or until terminated in accordance with the terms of this Agreement (the “Initial Term”). This Agreement may be extended for additional two (2) year periods upon mutual agreement of the Parties (each a “Renewal Term”). The Initial Term and any Renewal Terms shall be collectively referred to as the “Term”. In the event of any expiration or termination of this Agreement, all obligations of the Parties intended to survive under this Agreement and Orders accepted by Seller prior to termination shall continue until satisfaction of the Parties' respective obligations in accordance with the terms of this Agreement and the Orders concerned.
11.2Assuming the Agreement is not terminated pursuant to its terms, before [***], the Parties shall meet and discuss a possible renewal or extension of this Agreement for a mutually acceptable renewal period. Should the Parties be unable to reach agreement on terms and conditions for such renewal period or extension, this Agreement will be deemed to terminate upon the expiration of the Initial Term.
11.3Either Party may terminate this Agreement and/or any Order (as the case may be) immediately at any time by written notice to the other Party if, without prejudice to section 2.2 and 2.3 that provides Parties’ sole and exclusive remedies for failure by Buyer to purchase and by Seller to supply, the other Party commits a material breach of this Agreement (as the case may be) which is incapable of remedy or which it fails to remedy within thirty (30) days of receiving written notice requiring it to do so.
11.4A Party (“Creditor Party”) may terminate this Agreement immediately at any time by written notice to the other Party (“Debtor Party”) if the Debtor Party experiences an Insolvency Event. In the event that an Affiliated Company experiences an Insolvency Event, then the Buyer or Seller, as the case may be, shall remain fully liable for the obligations of such Affiliated Company.
11.5Within thirty (30) days after receiving a request from the other Party following any termination or expiration of this Agreement, each Party, at its sole expense, will return to the other Party, or, at the other Party’s option, destroy and provide written certification of the destruction of, all tangible materials that contain the other Party’s Confidential Information; provided, however, each Party may retain one (1) copy of the other Party’s Confidential Information, retained by the Party’s Legal Department for the sole purpose of determining its obligations under this section 11; and further provided, however, that, nothing herein shall apply to any backup copies of electronic data created by customary information technology or disaster recovery practices, or to copies required to be retained pursuant to Applicable Laws. Notwithstanding anything to the contrary in this Agreement, the receiving Party’s confidentiality obligations with respect to any Confidential Information so retained will remain in effect so long as such Confidential Information remains in the receiving Party’s possession or control.
11.6Termination of this Agreement and/or any Order in accordance with the terms hereof shall not affect the accrued rights or liabilities of the Parties at the date of termination. For clarity, Buyer’s obligations to pay under Section 2 above and Seller’s rights to receive Liquidated Damages under Section 2.2 and any sums due to Buyer from Seller for Total Cover (if any) shall survive expiration or termination of this Agreement or any Order for any reason other than a material breach of this Agreement as finally determined by a court of competent jurisdiction.

12.FORCE MAJEURE
Neither Party will be liable for any failure or delay in performing an obligation under this Agreement or Order that is due to any of the following causes, to the extent beyond its reasonable control: acts of God, accident, riots, war, terrorist act, epidemic, quarantine, civil commotion, breakdown of communication facilities, breakdown of web host, breakdown of internet service provider, natural catastrophes, governmental acts or omissions, changes in laws or regulations, national strikes, fire, explosion, generalized lack of availability of raw materials or energy (each a “Force Majeure Event”). The Party claiming a Force Majeure Event, shall: (a) notify the other Party as soon as is reasonably practicable of the applicable Force Majeure Event, including the nature and extent of the performance impacted, and (b) exercise commercially reasonable efforts to recommence performance as soon as possible. Notwithstanding anything to the contrary, in the event either Party’s performance is impacted by the occurrence of any Force Majeure Event and not fully resumed within ninety (90) days of such occurrence, the Party that has not claimed Force Majeure may terminate this Agreement in whole or in part upon notice to the other party without incurring any further obligations or liabilities. A Force Majeure Event does not excuse or allow delay in Buyer’s obligation to make timely payments hereunder.

13.QUALITY CONTROL; QUALITY AUDIT RIGHTS AND REPORTS
13.1Product delivered to Buyer shall meet the agreed upon Specifications and Requirements for Raw Material Suppliers to Beyond Meat attached to this Agreement as Exhibit B in effect as of the Delivery Date. Such Specifications are set forth in Exhibit A-1 to this

Agreement, and may only be amended in writing, by agreement of the Parties. Seller shall perform quality inspection of Product before Delivery according to the Specifications.
13.2Buyer will have the right to conduct, upon a [***] prior notice and at its own expense, periodic quality audits during normal business hours at reasonable intervals between audits as agreed upon between the Parties and, in the case of Product rejections and upon reasonable notice and agreement as to date and time, at such other times as may be required on an emergency basis, to confirm compliance with this Agreement. Seller shall give reasonable access to Buyer for purposes of Buyer auditing its facilities; including, but not limited to, providing access to relevant non-proprietary documents and records pertaining to the Product and to those areas where the Product and its components are stored, packaged, tested, prepared for shipment, and shipped. Seller will cooperate with audits of its facilities and correct any deficiencies identified in such audits. In addition, Seller will promptly notify Buyer of any non-routine regulatory agency inspections affecting the Product along with the nature of the inspection.
13.3Seller will submit to Buyer such quality control records and reports as are reasonably requested by Buyer at such frequency as is consistent with industry practice.
13.4Seller will retain production samples from each production run for the Shelf Life of the Product, plus [***]. Upon Buyer’s request, Seller shall deliver samples promptly in the event that quality or regulatory issues so require as determined by the Parties in their reasonable discretion.
13.5If either party becomes aware of any incident involving potential contamination of any Product sold hereunder to Buyer or any other non-compliance with Applicable Laws affecting the other Party or relating to this Agreement, the Party will provide telephone notice to the other Party within Twenty-Four (24) hours of Seller’s determination that there is a potential issue with any Product supplied to Buyer, and the Parties will cooperate with each other to identify and remove from sale any Product suspected of contamination.
13.6All books and records maintained or retained pursuant to this Agreement and relating to Seller’s production, storage, and delivery of the Product, including complete and accurate manufacturing, processing, packaging, and quality control records, or otherwise relating to this Agreement will be retained by Seller for a period not less than the shelf life of the Product plus twelve months, or longer if required by Applicable Law. Seller will allow Buyer to access such books and records in accordance with section 13.2 above.
13.7Seller will not disclose Confidential Information in such audits relating to other Buyer materials or ingredients. Seller will promptly notify Buyer within Twenty-Four (24) hours of discovery of information that indicates the presence of bacteriological agents or substances in levels exceeding regulatory requirements or Specifications.
13.8Seller shall perform an annual audit of each of Seller’s facilities where the Product is produced manufactured, stored, packaged, prepared for shipment, and shipped, conducted by a Global Food Safety Initiative certified Third Party, according to the GFSI benchmark certification scheme, and promptly provide a copy thereof to Buyer upon request. Seller shall provide thirty (30) days advance notice to Buyer prior to opening any plant or other facility where Product will be manufactured by or on behalf of Seller to ensure necessary audits are in place prior to start of production.
14.ASSIGNMENT
Neither Party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations to a Third Party without the other Party's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. Any attempt to do so without such approval is null, void and of no effect. Notwithstanding the foregoing, either Party may assign this Agreement (“Assigning Party”), in whole, without such consent (i) to an Affiliated Company (“Permitted

Assignee”) provided that the Permitted Assignee agrees in writing to be bound by the terms of this Agreement or in connection with a change of control of the Assigning Party (whether by merger, sale of voting securities or assets, consolidation, reorganization or otherwise). The Affiliated Companies of Buyer or Seller may exercise any of the rights granted by one Party to the other Party hereunder, provided that in such event, or in the event of any assignment, made by Assigning Party to a Permitted Assignee, the Assigning Party and the Permitted Assignee shall remain jointly and severally liable to the other Party for any obligations owed to the other Party.
15.NOTICES
Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (herein collectively called “Notices”) required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in the English language and in writing and shall be personally delivered or sent by overnight express courier, postage prepaid, addressed to the Party to be so notified, or transmitted by electronic mail with a copy delivered by overnight express courier, posted prepaid with confirmation of receipt, as follows:
If to Seller:
Bruce Bennett
Head of Commercial Americas Nutrition and Bio-Industries
2211 Innovation Drive
Geneva, IL 60134
USA

With copy to:
Daniel Harper [***]

mailto:
NBI Counsel
2211 Innovation Drive
Geneva, IL 60134 USA

and

Anzor Mikadze
Head of Food Specialties Europe
101 Avenue de la République, 59110
La Madeleine, France

If to Buyer:
Jonathan Nelson
[***]
Chief Operations Officer Beyond Meat, Inc.
888 N. Douglas Street, Suite 100
El Segundo, California, USA 90245

With copy to:

Teri Witteman
[***]
Chief Legal Officer & Corporate Secretary
Beyond Meat, Inc.

888 N. Douglas St., Suite 100
El Segundo, California, USA 90245

Notice personally delivered shall be deemed received when delivered. Notice delivered by overnight express courier shall be deemed received by the addressee the second Business Day after the deposit thereof. Notice given by electronic mail shall be deemed received by the addressee on the date of actual delivery. Either Party may at any time change the address for notice to such Party by notice given in writing in accordance with the foregoing requirements.
16.APPLICABLE LAW
The construction, validity and performance of this Agreement and of each Order shall be governed by the laws of the State of New York, USA, excluding its conflict of law provisions. The Parties hereby exclude application of the U.N. Convention on Contracts for the International Sale of Goods from this Agreement and any Order or other agreement between them related thereto.
17.GOVERNING LAW; FORUM
This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort, equity, or otherwise) shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its conflict of laws principles. Any action commenced by either Party to this Agreement shall be brought only in either the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York, and both Parties consent to personal jurisdiction in such courts, which shall have exclusive jurisdiction over any and all disputes arising out of, or in connection with, this Agreement or the performance of obligations under this Agreement. Both Parties waive their right to a jury trial and agree not to demand the same in any litigation or dispute resolution of any kind between them with respect to this Agreement. Nothing in this Agreement or otherwise shall be understood or interpreted as an Agreement by either party to arbitrate any dispute between them.
18.U.S. EXPORT RESTRICTIONS
The Parties acknowledge that the Product and all related technical information, documents and materials may be subject to export controls under the U.S. Export Administration Regulations. Each Party will (i) comply strictly with all legal requirements established under these export controls, (ii) cooperate fully with the other Party in any official or unofficial audit or inspection that relates to these export controls and (iii) not export, re-export, divert or transfer, directly or indirectly, any such item or direct Product thereof to Cuba, Iran, North Korea, Sudan, Syria, the Crimea region or any territory that is embargoed by the U.S. government. Upon notice to the other Party, a Party may modify this list to conform to changes in the applicable U.S. sanctions and export controls.

19.GENERAL
19.1The relationship of the Parties is that of independent contractors dealing at arm's length. Except as otherwise expressly stated in this Agreement, nothing in this Agreement shall constitute the Parties as partners, joint venturers or co-owners, constitute either Party as the agent, employee or representative of the other, or empower either Party to act for, bind or otherwise create or assume any obligation on behalf of the other Party.
19.2The Parties shall do and execute all such further acts and things as are reasonably required to give full effect to the rights given and the transactions contemplated by this Agreement.
19.3The failure of either Party to enforce any term of or right arising pursuant to this Agreement and/or any Order does not constitute a waiver of such term or right and shall in no way affect that Party's right later to enforce or exercise the term or right.

19.4The invalidity, illegality, or unenforceability of any term of or right arising pursuant to this Agreement and/or any Order shall not adversely affect the validity, legality, or enforceability of the remaining terms and rights. If any term of this Agreement and/or any Order is found to be invalid, illegal, or unenforceable, then the Parties will work together with one another to replace the invalid, illegal, or unenforceable term with a term consistent with the spirit of the original term that is not invalid, illegal, or unenforceable.
19.5Provisions of this Agreement which either are expressed to survive expiration or termination of this Agreement (including but limited to confidentiality obligations) or from their nature or context it is contemplated that they are to survive such expiration or termination, shall remain in full force and effect notwithstanding such expiration or termination.
19.6Except as otherwise expressly provided in this Agreement and/or any Order or otherwise agreed in writing between the Parties, each Party shall be responsible for its own costs incurred in performing its obligations under this Agreement.
19.7This Agreement constitutes the entire agreement and understanding between the Parties with respect to its subject matter and supersedes all prior agreements understanding or arrangement between the Parties whether oral or in writing. Notwithstanding the above, all Product shipped by Seller on or after (as reflected in section 2.1) shall be deemed to be within the scope of this Agreement in all respects and shall be credited toward the Annual Base Quantities. No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in communications between the Parties prior to the date that this Agreement was executed except as set out in this Agreement.
19.8No amendment, modification or supplement to the terms of this Agreement shall be effective unless and until agreed in writing and executed by duly authorized representatives of Buyer and Seller respectively in like manner to this Agreement. Any Party may waive in writing compliance by any other Party with any of the covenants or conditions contained in this Agreement.
19.9Nothing in this Agreement, express or implied, is intended to or shall confer upon any Third Party any right, benefit or remedy of any nature whatsoever under, or by reason of, this Agreement. The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

19.10This Agreement is the joint product of Seller and Buyer and each provision hereof has been subject to the negotiation and mutual agreement of the Parties and the review of their respective legal counsel and advisors. Accordingly, any rule of construction that a document shall be interpreted or construed against the drafting Party shall not be applicable.
19.11This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile or electronic copies, including PDF copies of signature pages, shall be deemed originals for purposes of the creation of a fully executed, delivered and enforceable contract.

IN WITNESS WHEREOF, Seller and Buyer cause this Agreement to be executed by their duly authorized representative identified below.

Beyond Meat, Inc.                    Roquette Frères

By:_/S/ Jonathan Nelson_______________        By:_/s/ Simon Waters
    Signature                        Signature

Print Name:Jonathan Nelson                    Print Name:Simon Waters

Title:COO                            Title:CCO

Date:    27-MAR-2026                        Date:    28-MAR-2026

EXHIBIT A
PRODUCT DESCRIPTION, PRICING, AND SPECIFICATIONS

24

EXHIBIT A-1 SPECIFICATIONS

EXHIBIT B
REQUIREMENTS FOR RAW MATERIAL SUPPLIERS TO BEYOND MEAT